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                                   LAW OFFICES
                     JENSEN, DUFFIN, CARMAN, DIBB & JACKSON
            INDEPENDENT PROFESSIONAL CORPORATIONS - NOT A PARTNERSHIP
                             311 SOUTH STATE STREET
                                    SUITE 380
                            SALT LAKE CITY, UT 84111


                                November 3, 1999


Board of Directors, i3Dx.com
4850 River Green Parkway
Duluth, Georgia 30096


         RE: Opinion Letter as to corporate status and filing: i3Dx.com


Dear Sirs:


         This letter will affirm that our office represents i3Dx.com as special securities counsel related to certain filings with the Securities & Exchange Commissions (SEC) and related state securities regulatory agencies. In this capacity, we affirm that it is our opinion that i3Dx.com is a Nevada Corporation in good standing and that the Board of Directors has full and complete legal authority, as previously indicated to our office, to prepare and file a Form 10-SB Registration Statement and the contemplated SB-2 Registration Statement. It is our further understanding that these filings are being made pursuant to a Reorganization Agreement with a public reporting company known as Electric Gas & Technology, Inc. (ELGT). We are further of the opinion that this letter constitutes a sufficient attorney's opinion letter for such filing purposes. Should you need any further information or opinion from our office related to these matters, please contact the undersigned at your convenience.

         This letter will be filed as an Exhibit to your From 10-SB filing.


                                       Sincerely,

                                       /s/ Julian D. Jensen

                                       Julian D. Jensen
                                       Attorney at Law